EXHIBIT 99.1

External Investor Relations Contact:

Kirin Smith

PCG Advisory Group

(646) 863-6519

ksmith@pcgadvisory.com

Company Investor Relations/Media Contact:

Todd Waltz

(408) 213-0940

investors@aemetis.com

Aemetis Biogas Closes $53 Million Sale of IRA Tax Credits

Tax credits generated by investment in negative carbon intensity renewable natural gas production; additional $800 million of IRA investment and production tax credits expected in the next four years from Aemetis renewable fuel projects

CUPERTINO, Calif. – October 2, 2023 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, closed the sale of $53 million of Inflation Reduction Act (IRA) investment tax credits generated by its subsidiary Aemetis Biogas LLC to a corporate purchaser on September 29, 2023. This sale is the company’s first IRA tax credit transaction. The Section 48 investment tax credits were generated from biogas projects built by Aemetis Biogas, including six dairy digesters, a biogas pipeline and a renewable natural gas (RNG) production facility.

The Inflation Reduction Act was signed into law in August 2022, and provides for the issuance of transferable federal income tax credits for certain renewable fuel projects and products.

“We believe that this $53 million tax credit sale is the largest IRA tax credit transaction in the dairy biogas industry, demonstrating the transferability of tax credits under the federal Inflation Reduction Act and the ability of renewable fuels projects to generate funding from IRA tax credits to support investments,” stated Eric McAfee, Chairman and CEO of Aemetis. “The Aemetis Five Year Plan is expected to qualify for more than $800 million of IRA investment and production tax credits during the next four years to support our biogas projects, CO2 re-use by our ethanol plant, the construction of our sustainable aviation fuel plant and CO2 sequestration.”

Aemetis Biogas is building anaerobic digesters at California dairies to capture biomethane from animal waste. Aemetis has seven operating digesters and is actively growing with an additional five digesters under construction and a total of the 37 dairies under contract to supply animal waste. After removal of contaminants and pressurization of gas at the dairy, a biogas pipeline connects the dairies to a centralized facility located at the Aemetis Keyes ethanol plant where the biogas is upgraded into below zero carbon intensity RNG. The RNG is injected into PG&E’s natural gas pipeline for delivery to transportation fuel customers in California.

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Aemetis is also building its own RNG fueling station at the Keyes ethanol plant to fuel trucks with locally produced renewable natural gas that provides a 90% reduction in emissions compared to petroleum diesel fuel.

Approximately 25% of the methane emissions in California are emitted from dairy waste lagoons. When fully built, the Aemetis biogas project plans to capture methane from the waste produced by more than 150,000 cows at dairy farms in California, producing 1,650,000 MMBtu of renewable natural gas from captured dairy methane each year. The project is designed to reduce greenhouse gas emissions equivalent to an estimated 6.8 million metric tonnes of carbon dioxide over ten years, equal to removing the emissions from approximately 150,000 cars per year.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 60 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to the development, construction and operation of the Aemetis Biogas RNG project, the SAF and renewable diesel plant, and the carbon capture and sequestration wells, as well as our ability to qualify for the receipt and transferability of tax credits under the Inflation Reduction Act, expected greenhouse gas emission reductions from the completed Aemetis Biogas RNG project, the development of biogas upgrading facilities, and our ability to promote, develop and deploy technologies to produce renewable fuels and biochemicals. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

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